Exhibit 99.1

Limelight Appoints Peter Perrone to become Chief Financial Officer (CFO)

Leader in Digital Presence Management Taps Industry Veteran with Deep Engineering and

Finance Experience in High Technology Markets

Tempe, July 24, 2013 (GLOBE NEWSWIRE) — Limelight Networks (Nasdaq:LLNW), a leader in Digital Presence Management, today announced that it has appointed Peter Perrone to become the Company’s next chief financial officer (CFO), reporting to Limelight CEO, Robert Lento.

“Pete’s broad experience working with companies ranging from early stage startups to established industry leaders, his technical background and financial knowledge, combined with his deep understanding of Limelight, make him an ideal addition to the team,” stated Lento. “As a board member, he understands the market opportunity for Limelight, and our strategy and direction. I look forward to his contributions as we continue to execute against our plans.”

Mr. Perrone brings over twenty years of technology innovation and business leadership to his new role. Prior to joining Limelight as an employee, he held the position of managing director at Goldman Sachs within the Merchant Banking Division, where he focused on enterprise and internet infrastructure investing for the past 12 years. In that role, Mr. Perrone served on the boards of directors of several firms including Limelight. He will step down from his position on the Limelight Board of Directors as he joins the firm as a senior vice president effective August 19, 2013, and will assume the chief financial officer responsibilities after a brief transition period.

Prior to Goldman Sachs, Mr. Perrone held executive and technical positions at Westinghouse Electric and Applied Synergistics. He earned a BS in Engineering from Duke University, an MS in Engineering from the Georgia Institute of Technology and an MBA from the Massachusetts Institute of Technology.

“I’ve been closely involved with the company as a member of Limelight’s board of directors for many years and have a great perspective on its potential,” stated Perrone. “I’m delighted at this opportunity to enter the next phase of my career by joining the Limelight team as we focus on expanding our business.”

Following a transition period, current Limelight CFO, Douglas Lindroth, will leave the company to pursue other business and professional interests. “I want to thank Doug, who several years ago also moved from a seat on Limelight’s board to the CFO role, for his dedication and significant contributions to the company,” Lento continued. “We wish him success in his future endeavors.”

About Limelight Networks

Limelight Networks, Inc. (NASDAQ:LLNW) is a global leader in Digital Presence Management. Limelight’s Orchestrate Digital Presence Management Platform is an integrated suite of cloud-based Software as a Service (SaaS) applications, which allows organizations to optimize all aspects of their online digital presence across web, mobile, social, and large screen channels. Orchestrate leverages Limelight’s scalable, high-performance global network to offer advanced features for: web content management; website personalization; content targeting; online video publishing; mobile enablement and monetization; content delivery; transcoding; and cloud storage – combined with social media integration and powerful analytics. Limelight’s team of digital presence experts help organizations streamline processes and optimize business results across all customer interaction channels to deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance their customer relationships – all while reducing costs. For more information, please visit www.limelight.com, and be sure to follow us on Twitter at www.twitter.com/llnw.

Copyright © 2013 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.

CONTACT:

Gillian Reckler

(917) 902-0364

ir@llnw.com